Exhibit 10.13

CANO HEALTH, INC.

DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy (the “Policy”) of Cano Health, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the effective time of the closing date of the transactions contemplated by that certain Business Combination Agreement, dated as of November 11, 2020, by and among the Company and the other parties thereto (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors or for attending individual committee meetings of the Board of Directors.

Equity Retainers

Annual Award: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each continuing Outside Director will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $200,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Additional Annual Award for Committee Chair and Lead Independent Director: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting”), each Committee Chair and the Lead Independent Director will receive an annual restricted stock unit award (the “Annual Award”) with a Value of $20,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Such Annual Award shall expire ten years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2021 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” of an award of restricted stock units means the product of (A) the average closing market price on the New York Stock Exchange of one share of the Company’s common stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all travel expenses incurred by non-employee directors in attending meetings of the Board of Directors or any committee thereof. Expenses incurred for travel plans not made by the office of the Chief Executive Officer shall be reimbursed within thirty (30) days of the Director submitting an expense reimbursement form.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $750,000; (or such other limits as may be set forth in Section 3(d) of the Company’s 2021 Stock Option and Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adopted June 3, 2021.

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